UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 15, 2022

INTERFACE INC

(Exact name of Registrant as Specified in its Charter)

Georgia	001-33994	58-1451243
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1280 West Peachtree Street NW	Atlanta	Georgia	30309
(Address of principal executive offices)			(Zip code)

Registrant’s telephone number, including area code:  (770) 437-6800

Not Applicable
(Former name or former address, if changed since last report)
Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.10 Par Value Per Share	TILE	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company       ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2022, Interface, Inc. (“the Company”) entered into a Severance Protection and Change in Control Agreement (the “Severance Protection Agreement”), and a subsidiary of the Company entered into an updated Contract of Employment (the “Employment Contract”), each with Nigel Stansfield, Vice President of the Company (and President - Europe, Africa, Asia, and Australia region).

The Employment Contract sets forth the terms of Mr. Stansfield’s employment, which includes a current salary of £325,552 per annum and eligibility to participate in the Company’s annual executive cash bonus program with his current target opportunity of 90% of his yearly paid salary. Mr. Stansfield also will continue to receive perquisites commensurate with other executive officers of the Company, and he will participate in the various health and other employment benefit plans for which he is otherwise eligible in accordance with terms of the plans and policies in effect from time to time.

Mr. Stansfield’s employment may be terminated at any time as provided in the Severance Protection Agreement, which provides for certain severance benefits if his employment is terminated under certain circumstances. In general, the benefits for an involuntary termination are:

•In the event of a termination without cause, he is entitled to severance benefits equal to his annual base salary plus target annual bonus (payable for and over a 12-month period), a prorated annual bonus based on the date of termination, and continued health insurance benefits at his regular rate for 12 months.

•In the event of an involuntary separation from service or a separation from service for good reason within 24 months following a “change in control” (as defined in the agreement), he is entitled to severance benefits equal to two times his annual base salary plus two times the greater of (i) target annual bonus or (ii) the average bonus earned over the preceding three fiscal years (payable in a lump sum), a prorated annual bonus based on the date of termination, and continued health insurance benefits at his regular rate for 12 months.

•In the event of a termination for cause, he is entitled to no payment or compensation whatsoever, other than salary through his last day of employment, reimbursable expenses properly incurred through his last day of employment, and such other amounts that in the ordinary course are due to be paid or delivered to him on or before his last day of employment.

The Employment Contract and Severance Protection Agreement also contain provisions placing restrictions on Mr. Stansfield’s ability to compete with the Company for a period of 12 months following termination of employment.

The foregoing description of the Employment Contract and the Severance Protection Agreement is a summary and is qualified in its entirety by reference to the documents, which are filed as Exhibits 99.1 and 99.2, respectively, incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Contract of Employment of Nigel Stansfield dated August 15, 2022.
99.2	Severance Protection and Change in Control Agreement of Nigel Stansfield dated August 15, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.

By:	/s/ David B. Foshee
David B. Foshee
Vice President
Date: August 19, 2022